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                                                                    Exhibit 10.8

                                   (CLEARWIRE LOGO)

March 2, 2005

Mr. John Butler
2885 Woodside #201
Dallas. TX 75204

Dear John:

On behalf of Clearwire Corporation, I am pleased to offer you the position of Chief Financial Officer, reporting to the Company's Chief Executive Officer, beginning on or around March 14, 2005. This letter outlines some of the details concerning this position and the compensation and benefits we offer to you. We are excited by the possibility that you may join our team!

COMPENSATION:

Your compensation will be calculated at a rate equal to an annual salary of $300,000. You will be paid bi-weekly in accordance with the company's standard payroll practices. In addition to your base salary, you will be eligible for an annual discretionary bonus of up to 50% of your base compensation, as determined by the company and in its discretion. You will be eligible for an award of options to purchase 900,000 shares of company stock, contingent upon approval of the company's Compensation Committee or its Board of Directors. Provided you accept this offer immediately, the strike price for these options will be $4.00 per share. The other details concerning these options, including the strike price, will be stated in a separate option grant letter.

RELOCATION:

In order to assist you in your move to Seattle, the Company is prepared to provide you with relocation as outlined below:

     - Clearwire will pay directly for the cost of moving your household goods to your new home (carrier to be approved by the Company). Please obtain three competitive bids from national carriers and we will review and mutually determine the best option for you and for the Company. We will pay for the cost of moving up to two automobiles from Dallas, TX to your new home.

     - We will also reimburse you for airfare and hotel costs associated with two house hunting visits with your family.

     - In addition, we will pay for up to two months temporary housing and a rental automobile to be approved and reimbursed through the expense report process.

     - However, if you were voluntarily to leave Clearwire within the first year of relocation, you would be required to reimburse the Company 100% of these relocation expenses.

BENEFITS:

You will be eligible for standard company benefits including medical, disability and life insurance under the applicable company plans, as well as vacation and sick leave, consistent with the benefits provided to other employees. Your benefits are effective the first of the month following your start date.

                                    HIGH SPEED INTERNET MADE SIMPLE, WAY SIMPLE.


ACCEPTED BY: /s/ John A. Butler         DATE ACCEPTED: March 8, 2005
             ------------------------

                                    HIGH SPEED INTERNET MADE SIMPLE, WAY SIMPLE.